Exhibit 10.2

EXECUTION VERSION

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) is made and entered into by and between WASHINGTON PRIME GROUP INC., an Indiana corporation (the “Company”), and MARK ORDAN (the “Executive”), executed on September 16, 2014 (the “Execution Date”).

WHEREAS, the Company and the Executive are parties to an employment agreement, dated as of February 25, 2014, effective as of May 28, 2014 (the “Employment Agreement”) (capitalized terms not otherwise defined herein shall have the same meaning as set forth in the Employment Agreement); and

WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, Washington Prime Group, L.P. (the “Partnership”), Wizards Merger Sub I Inc., Wizards Merger Sub II Inc., Glimcher Realty Trust and Glimcher Properties Limited Partnership (“Glimcher LP”) (the “Merger Agreement”); and

WHEREAS, from and following the “Acquisition Effective Time” (as defined in the Merger Agreement), the Company desires to continue to employ the Executive as Executive Chairman of the Board of Directors of the Company (the “Board”) and for the Executive to continue to provide services to the Company, the Partnership, and Glimcher LP, and the Executive desires to be so employed by the Company and to provide such services; and

WHEREAS, the Company and the Executive now desire to amend the Employment Agreement to reflect such continued employment on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1. Terms of Employment - Position and Duties. Section 2(a)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“During the Employment Period prior to the “Acquisition Effective Time” (as defined in the Agreement and Plan of Merger, dated as of September 16, 2014, by and among the Company, Washington Prime Group, L.P. (the “Partnership”), Wizards Merger Sub I Inc., Wizards Merger Sub II Inc., Glimcher Realty Trust and Glimcher Properties Limited Partnership (“Glimcher LP”)), the Executive served as the Chief Executive Officer of the Company. During the Employment Period on and following the Acquisition Effective Time, the Executive shall serve the Company as the Executive Chairman of the Board and shall perform customary and appropriate duties consistent with the Executive’s position as the Executive Chairman of the Board, and shall provide services to the Company, the Partnership, and Glimcher LP. The Executive shall be the senior-most executive officer of the Company and, following the Acquisition Effective Time, the Chief Executive Officer of the Company shall report to the Executive. The Executive shall report solely and directly to the Board. The Executive shall perform his services at the offices of the Company in the Washington, DC metropolitan area and shall travel for business purposes to the extent reasonably necessary or appropriate in the performance of such services.”

2.         Terms of Employment — Base Salary. The first sentence of Section 2(b)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“During the Employment Period prior to the Acquisition Effective Time, the Executive received an annual base salary (“Annual Base Salary”) at the rate of $750,000. During the Employment Period on and following the Acquisition Effective Time, the Executive shall receive and Annual Base Salary at a rate of $825,000.”

3.         Terms of Employment — Annual Bonus. Each of the second the third sentences of Section 2(b)(ii) of the Employment Agreement are hereby amended by adding the words “on the last day of the applicable fiscal year” after the words “Annual Base Salary.”

4.         Terms of Employment — Annual LTIP Awards. The fourth and fifth sentences of Section 2(b)(iv) of the Employment Agreement are hereby deleted in their entirety and replaced with the following:

“The “Annual LTIP Award Cash Equivalent” shall be an amount, not greater than one times Annual Base Salary, determined based on the achievement of total shareholder return (“TSR”) goals established by the Committee in consultation with the Executive not later than the 90th day of the applicable fiscal year; provided that the TSR goals for the fiscal year ending December 31, 2014 are included in Exhibit A attached hereto. For the fiscal year ending December 31, 2014, the “Annual LTIP Award Cash Equivalent” shall be $750,000, which shall be pro-rated based on the number of calendar days from March 15, 2014 through December 31, 2014 over 365.”

5.         Terms of Employment — Annual LTIP Awards. The eighth sentence of Section 2(b)(iv) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Distributions shall be paid on LTIP Units granted as Annual LTIP Awards from and after the date of grant in accordance with the terms and conditions of the Plan and the applicable award agreement; provided that, there shall be no reduction to such distributions compared to distributions paid in respect of common units of the Partnership generally (except that, in order to preserve the intended tax treatment of such LTIP Units, until such time as is specified in an applicable certificate of designation or award agreement under the Plan, distributions designated as a capital gain dividend within the meaning of Section 875(b)(3)(C) of the Code and any other distributions that the General Partner of the Partnership determines are not made in the ordinary course attributable to the sale of an asset of the Partnership shall be distributed in respect of such LTIP Units only to the extent that the Partnership determines that such asset has appreciated in value subsequent to the applicable award date; such exception, the “Distribution Exception”).”

6.         Terms of Employment — Inducement LTIP Units. The second sentence of Section 2(b)(v) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“Distributions will be paid on the Inducement LTIP Units from and after the date of grant in accordance with, and subject to, the terms and conditions of the Plan and the applicable award agreement; provided that, other than the Distribution Exception, there shall be no reduction to such distributions compared to distributions paid in respect of common units of the Partnership generally.”

7.                   Terms of Employment — Special Performance LTIP Units. Section 2(b)(vi)(D) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“(D) Distributions will be paid on Special Performance LTIP Units from and after the date of grant in accordance with, and subject to, the terms and conditions of the Plan and the applicable award agreement; provided that, other than the Distribution Exception, there shall be no reduction to such distributions compared to distributions paid in respect of common units of the Partnership generally.”

8.                   Terms of Employment — Welfare Benefits. The second sentence of Section 2(b)(vii) of the Employment Agreement is hereby deleted in its entirety.

9.         Termination of Employment — Good Reason; Voluntary Termination. Section 3 (c)(i) of the Employment Agreement is hereby deleted in its entirety and replaced with the following:

“A material diminution of the Executive’s duties or responsibilities, authorities, powers or functions (including removal, without Cause, from the Board, failure to be nominated to the Board, ceasing to be the Chairman of the Board, ceasing to be the senior-most executive officer of the Company, or assignment of duties inconsistent with the Executive Chairman position);”

10.            Termination of Employment — Good Reason; Voluntary Termination. The following sentence shall be added as the final sentence of Section 3(c) of the Employment Agreement:

“Notwithstanding anything to the contrary in this Agreement, if the Executive’s employment terminates at the end of the Employment Period due to either the Executive or the Company giving notice of non-renewal in accordance with Section 1 hereof, such termination shall constitute a termination of the Executive’s employment for Good Reason hereunder.”

11.            Obligations of the Company upon Termination — By the Company for Cause; By the Executive without Good Reason. Section 4(d) of the Employment Agreement is hereby amended by deleting the following language from the first sentence thereof: “or on the last day of the Employment Period due to either party giving a notice of non-renewal in accordance with Section 1,”.

12.            Miscellaneous. Section 11(b) of the Employment Agreement is hereby amended to provide for the following address for notices and other communications to the Company under the Employment Agreement:

If to the Company:	Washington Prime Group Inc.
180 East Broad Street
Columbus, Ohio 43215
Attention: General Counsel

13.       Effectiveness of Amendment. This Amendment shall become effective at the Acquisition Effective Time on the “Closing Date” (as defined in the Merger Agreement). If the Merger Agreement is terminated, in accordance with its terms or otherwise and, consequently, the Acquisition Effective Time and the Closing Date do not occur, at the time of such termination, this Amendment shall be null and void ab initio and of no force or effect, and the Employment Agreement shall remain in effect in accordance with its terms.

14.       Entire Agreement. Except as otherwise provided herein, the Employment Agreement shall remain unaltered and of full force and effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to authorization from the Compensation Committee of its Board of Directors, the Company has caused this Amendment to be executed in its name on its behalf, all as of the day and year first above written.

MARK ORDAN

/s/ Mark S. Ordan

WASHINGTON PRIME GROUP INC.

By:	/s/ Robert P. Demchak
Name: Robert P. Demchak
Title: Secretary and General Counsel

[Signature Page — Mark Ordan First Amendment to Employment Agreement]